Exhibit 10.20.1

Athenex Pharmaceutical Manufacturing Base Project in Chongqing

Biomedical Industrial Park

Supplementary Agreement (III)

Party A: Chongqing Maliu Riverside Development and Investment Co., LTD (Hereinafter referred to as ‘Party A’)

Party B: Athenex Pharmaceuticals (Chongqing）Limited (Hereinafter referred to as ‘Party B’)

Party C: Athenex, Inc. (Hereinafter referred to as ‘Party C’)

In order to facilitate the investment and construction of the Athenex pharmaceutical manufacturing base project in Chongqing Biomedical Industrial Park, and to clarify the terms regarding the construction and installation of active pharmaceutical ingredient plant in the ‘Agreement of Athenex Pharmaceutical Manufacturing Base Project in Chongqing Maliu Riverside Development Zone’ (hereafter referred to as ‘Investment Agreement’), Party A and Party C, adhering to the principle of equality and mutual benefit and development, through friendly consultations, agree to reach this supplementary agreement.

I. The article 4 of Investment Agreement provides that Party A, with the assistance of Party C, shall invest, construct and install the plant in compliance with the US cGMP standard. It is now amended that Party A is responsible for the plant infrastructure construction, and Party B is responsible for the renovation and equipment and equipment installation. Detailed standards are as follows.

Party A shall meet following standards when completing the infrastructure construction and before turning the plant to Party B for use: civil construction shall be completed; external pipe network shall be completed; external doors and windows shall be installed; stair railings shall be installed; lightning protection facilities shall be installed; main fire protection facility shall meet the acceptance standards; clear water standard of the buildings shall be fulfilled. The expenses incurred to meet the above standards shall be covered by Party A.

Party B is responsible for the renovation of the plant and the installation of the equipment, the application for corresponding permits for construction and renovation, the equipment and installation and the renovation certificate, etc. Party B is also responsible for contracting with other party (or parties) for both the design and construction of renovation, equipment and installation, sewage treatment for environment protection upgrades, etc. This costs for the above items shall be borne by Party B.

The article 4 of Investment Agreement stipulates “Completion before December 31st, 2016.” Due to the adjustment of rights and obligations hereto, Party B and Party C agree to exempt Party A from the relevant liability for breach of contract for failure to complete the project within agreed-upon time, and voluntarily relinquish relevant claims.

Party A shall provide an initial funding of RMB fifty million for the renovation project (including equipment costs and installation related to environmental protection upgrades such as sewage treatment). If the actual cost is less than RMB fifty million, Party B shall return the remaining funds to Party A within five business days upon completion of the renovation project. If the actual costs exceed RMB fifty million, the excess part of the costs shall be borne by Party B. Party B warrants that the source of funds is legitimate and compliant, otherwise Party B shall bear the relevant responsibilities such as making up and compensation to the external parties.

The renovation funds shall be used under the joint supervision by Party A and Party B. An escrow bank account shall be created. With a power of attorney provided by Party C, this account shall be created and monitored jointly by Party A and Party B, to provide funds monthly for Party B's renovation project in accordance with the project progress. When Party B needs to use the funds from the jointly monitored account for the renovation of the plant and the installation of equipment stipulated in this agreement, Party A shall cooperate; if Party A delays the relevant payments and if such delay causes the project schedule to be postponed or (and) Party B to default, Party A shall be responsible to provide compensation to Party B, and shall extend the deadline agreed in this agreement accordingly.

Party B shall reimburse the renovation costs paid by Party A with the accrued interest within three years upon the plant receiving the US cGMP certification (Three years are calculated as thirty-six months from the date of receiving the US cGMP certification). Among them, Party B shall reimburse 20% of the renovation costs with the accrued interest within twelve months, 30% of the renovation costs with the accrued interest within twenty-four months and the remaining renovation costs with the accrued interest within thirty-six month. The funds shall start to bear interest from the date when Party A transfers all the funds stipulated in this agreement to the escrow account. The interest shall be calculated according to the three-year loan interest rate of the People's Bank of China for the same period upon deposit of the full initial funding amount by Party A. The interest-bearing period shall be calculated according to the actual occupation time of the funds.

If Party B fails to obtain the cGMP certification within three years upon the completion and acceptance of the plant, Party B shall return all renovation costs with the accrued interest to Party A, in a single transaction within the first ten business days of the next day. The interests shall start to bear interest from the date when Party A transfers all the funds stipulated in this agreement to the escrow account, which is jointly managed by Party A and Party B. The interest shall be calculated according to the three-year loan interest rate of the People's Bank of China for the same period.

Party B warrants that the source of funds is legitimate and compliant, otherwise Party B shall bear the relevant responsibilities such as making up and compensation to the external parties.

II. Other Terms

(1)	If the terms of the Investment Agreement are not consistent with this agreement, the terms of this agreement shall be used. Otherwise the terms of the original Investment Agreement shall be used.
(2)	This agreement has six copies. Each party holds two copies. All copies have equal legal status and are effective from the date of signatures and seals of all parties.
(3)	After being effective, this agreement becomes an inseparable part of the Investment Agreement and has the equal legal status as the Investment Agreement.
(4)	This agreement shall become effective after being signed by the three parties.

(There is no text below)

Party A: Chongqing Maliu Riverside	Party B：Athenex Pharmaceuticals

Development and Investment Co. Ltd.	(Chongqing）Limited

(Signature)	(Signature)

Legal Representative: /s/ Rui Li	Legal Representative: /s/ William Zuo

Party C: Athenex, Inc.

(Signature)

Legal Representative: /s/ William Zuo

Place signed:
Date signed: 2019 April 1

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